Exhibit (e)(1)(ii)

Schedule A

To the Distribution Agreement List of Funds

Dated as of August 5, 2016

All Share Classes of the Following Funds:

Highland Funds I:

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Floating Rate Opportunities Fund

Highland/iBoxx Senior Loan ETF

Highland Opportunistic Credit Fund

Highland Merger Arbitrage Fund

Highland Funds II:

Highland Small-Cap Equity Fund

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Premier Growth Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland Global Allocation Fund